Exhibit 21

Name	Subsidiaries of the Registrant Jurisdiction of Organization	Percentage Owned
D&C Distributors, LLC*	California	100%
D&C Printing, LLC*	California	100%
D&C Global Distribution, LLC*	California	100%

*Non-Operating beginning January 1, 2019.